Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: December 2007

1)	Beginning of the Month Principal Receivables:	$44,311,888,551.81
2)	Beginning of the Month Finance Charge Receivables:	$982,862,594.80
3)	Beginning of the Month AMF Receivables :	$62,280,076.83
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$45,357,031,223.44

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$798,094,850.87
11)	Additional Finance Charge Receivables:	$3,612,285.66
12)	Additional AMF Receivables	$25,583.78
13)	Additional Total Receivables:	$801,732,720.31

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$46,135,478,255.57
16)	End of the Month Finance Charge Receivables:	$994,740,771.53
17)	End of the Month AMF Receivables	$66,437,642.61
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$47,196,656,669.71

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$38,391,145,401.38

22)	End of the Month Seller Percentage	16.79%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: December 2007

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	389,248	$632,770,370.14
	3)	60 - 89 days delinquent	270,820	$476,422,095.48
	4)	90+ days delinquent	607,087	$1,150,074,647.59

	5)	Total 30+ days delinquent	1,267,155	$2,259,267,113.21

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.79%

7)	Defaulted Accounts during the Month		176,801	$249,959,173.10

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.65%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: December 2007

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,450,605,732.47	18.31%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,515,955,030.67	16.66%

	3)	Prior Month Billed Finance Charges and Fees	$686,879,577.30
	4)	Amortized AMF Income	$31,053,089.14
	5)	Interchange Collected	$150,641,416.21
	6)	Recoveries of Charged Off Accounts	$66,412,323.48
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$934,986,406.13	24.87%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: December 2007

1)	Beginning Unamortized AMF Balance			$164,619,956.77
	2)	+ AMF Slug	$204,642.15
	3)	+ AMF Collections	$30,717,384.81
	4)	- Amortized AMF Income	$31,053,089.14
5)	Ending Unamortized AMF Balance			$164,488,894.59

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables